Exhibit 3.2

THIS CONVERTIBLE PROMISSORY NOTE AND THE UNDERLYING SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO SUCH SECURITIES UNDER THE ACT OR AN OPINION OF COUNSEL, OR OTHER EVIDENCE, SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

ORACLE HEALTH, INC.

CONVERTIBLE PROMISSORY NOTE

$[ ]	[Date]

Safety Harbor, Florida

FOR VALUE RECEIVED, ORACLE HEALTH, INC., a Delaware corporation (the “Company”), hereby unconditionally promises to pay to the order of [Investor Name], a [State of Incorporation] company (“Lender”), in lawful money of the United States and in immediately available funds, the principal amount of $[ ] (the “Principal Amount”), together with accrued and unpaid interest thereon calculated as set forth in Section 4 (collectively, the “Loan Balance”), which shall be due and payable on the dates and in the manner set forth in this Convertible Promissory Note (this “Note”).

This Note has been issued pursuant to the terms of that certain term sheet of even date herewith (the “Term Sheet”), by and between the Company and Lender listed on the signature page thereto.

1. Definitions. Capitalized terms used and not otherwise defined herein are intended to have the meanings given to them in the Term Sheet. In addition, the following capitalized terms used herein shall have the following respective meanings:

1.1 “Liquidity Event” shall mean any of the following: (i) a merger of the Company with or into another entity after which the holders of a majority of the Company’s outstanding voting securities immediately prior to such transaction do not hold a majority of the outstanding voting securities of the surviving entity (or its parent); or (ii) a sale or licensing by the Company to a third party of all or substantially all of the assets of the Company.

1.2 “Qualified Equity Financing” shall mean any equity financing pursuant to which the Company sells shares of its Next Round Securities (the “Next Round Securities”), with an aggregate sales price of not less than $5,000,000, excluding any and all indebtedness under the Note that is converted into Next Round Securities, and with the principal purpose of raising capital.

2. Maturity Date. To the extent not converted into Next Round Securities (as set forth in Section 6 hereof), or prepaid (pursuant to Section 3 hereof), the then-outstanding Loan Balance will be due and payable on the earlier to occur of (i) a Liquidity Event, or (ii) upon the request of Lender made on or after February 21, 2023 (the date that is 36 months from February 21, 2020, the date the Company received payment of the Principal Amount from Lender) (the “Maturity Date”).

3. Payments; Prepayments. Payments under this Note shall be made in lawful money of the United States by wire transfer or other form of immediately available funds acceptable to Lender at the address of Lender set forth on the signature page hereto or at such other place as Lender shall have designated in writing. The Company is not allowed to prepay the Note before the Maturity Date unless approved in writing by Lender. All payments shall first be applied to interest and thereafter to principal.

4. Interest Rate. This Note shall accrue interest at a rate of five percent (5%) per annum, compounded annually. Interest will accrue on the Principal Amount from February 21, 2020 until paid in full. The amount of interest due under this Note pursuant to this Section 4 shall be calculated with respect to any given period by multiplying the then-outstanding Principal Amount by the product of: (i) the number of days in such period; multiplied by (ii) the applicable interest rate, calculated on the basis of a 365-day year.

5. Most Favored Nation. If, while the Note is outstanding, the Company issues other indebtedness of the Company convertible into equity securities of the Company with material terms that are more favorable (the “Other Debt”), than the terms of the Note, then the Company shall provide Lender with written notice thereof, together with a copy of all documentation relating to the Other Debt and, upon request of Lender, any additional information related to the Other Debt as may be reasonably requested by Lender. The Company will provide such notice to Lender promptly (and in any event within 30 days) following the issuance of the Other Debt. In the event Lender determines that the terms of the Other Debt are preferable to the terms of the Note, Lender shall notify the Company in writing within five days following Lender’s receipt of such notice from the Company. Promptly after receipt of such written notice from Lender, but in any event within 30 days, the Company will amend and restate Lender’s Note to be substantially identical to the promissory note evidencing the Other Debt (except, for the avoidance of doubt, the Loan Balance of this Note so amended shall, as of immediately after such amendment, be the same as it was as of immediately prior to such amendment).

6. Conversion Rights.

6.1 In the event that, prior to the Maturity Date, the Company consummates a Qualified Equity Financing, then all of the then-outstanding Loan Balance shall automatically convert into shares of Next Round Securities (the “Conversion Shares”) at the lesser of (i) eighty percent (80%) of the price per share paid by the other purchasers of Next Round Securities in the Qualified Equity Financing and (ii) the price obtained by dividing $5,000,000 by the number of outstanding shares of common stock of the Company immediately prior to the Qualified Equity Financing (assuming conversion of all securities convertible into common stock and exercise of all outstanding options and warrants, including all shares of common stock reserved and available for future grant under any equity incentive or similar plan of the Company, and/or any equity incentive or similar plan to be created or increased in connection with the Qualified Equity Financing, but excluding the shares of equity securities of the Company issuable upon the conversion of the Note or other indebtedness). All Conversion Shares issuable upon the conversion of the Note in connection with a Qualified Equity Financing shall be subject to the same terms as the other investors purchasing such Next Round Securities in the Qualified Equity Financing.

6.2 In the event that, prior to the Maturity Date, the Company consummates an equity financing pursuant to which it sells shares of Next Round Securities in a transaction that does not constitute a Qualified Equity Financing, Lender may, at its sole discretion, elect to treat such equity financing as a Qualified Equity Financing on the same terms set forth herein.

6.3 In the event of the conversion of this Note into Next Round Securities pursuant to this Section 6: (i) Lender agrees to surrender this Note for conversion and cancellation and to execute all Next Round Securities documents in connection with the conversion of this Note and the issuance of the shares of Next Round Securities as may be reasonably requested by the Company, including, but not limited to, the execution of such subscription, investor rights, co-sale, voting or shareholder agreement executed by investors in a Qualified Equity Financing; and (ii) the Company shall pay to Lender, upon Lender’s request, cash in an amount equal to that portion of the then-outstanding Loan Balance, if any, that would otherwise convert into a fractional share of Next Round Securities pursuant to this Section 6.

6.4 Notwithstanding any of the conversion rights set forth in this Section 6, the Company shall use its best efforts to provide documentation and other information reasonably requested by Lender to allow Lender sufficient time to review the documentation and make an informed decision regarding Lender’s election to convert the Note.

7. Liquidity Event. In the event that, prior to a Qualified Equity Financing, a Liquidity Event occurs, Lender may, at its sole discretion, elect to (i) receive a cash payment of the then-outstanding Loan Balance, plus an additional payment equal to 200% of the Principal Amount of the Note, or (ii) convert into shares of common stock at a conversion price equal to the quotient resulting from dividing $5,000,000 by the number of outstanding shares of common stock of the Company immediately prior to the Liquidity Event (assuming conversion of all securities convertible into common stock and exercise of all outstanding options and warrants, but excluding the shares of equity securities of the Company issuable upon the conversion of the Note or other indebtedness).

8. Representations and Warranties.

8.1 The Company hereby represents and warrants to Lender as of the date the Note was issued as follows:

A. Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power to own and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted. The Company is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on the Company or its business (a “Material Adverse Effect”).

B. Corporate Power. The Company has all requisite corporate power to issue this Note and to carry out and perform its obligations under this Note. The Company’s Board of Directors (the “Board”) has approved the issuance of this Note based upon a reasonable belief that the issuance of this Note is appropriate for the Company after reasonable inquiry concerning the Company’s financing objectives and financial situation.

C. Authorization. All corporate action on the part of the Company, the Board and the Company’s stockholders necessary for the issuance and delivery of this Note has been taken. This Note constitutes a valid and binding obligation of the Company enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, the relief of debtors and, with respect to rights to indemnity, subject to federal and state securities laws. The Conversion Shares, when issued in compliance with the provisions of this Note, will be validly issued, fully paid, nonassessable, free of any liens or encumbrances and issued in compliance with all applicable federal and state securities laws.

D. Governmental Consents. All consents, approvals, orders or authorizations of, or registrations, qualifications, designations, declarations or filings with, any governmental authority required on the part of the Company in connection with issuance of this Note has been obtained.

E. Compliance with Laws. To its knowledge, the Company is not in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties, which violation of which would have a Material Adverse Effect.

F. Compliance with Other Instruments. The Company is not in violation or default of any term of its certificate of incorporation or bylaws, or of any provision of any mortgage, indenture or contract to which it is a party and by which it is bound or of any judgment, decree, order or writ, other than such violation(s) that would not have a Material Adverse Effect. The execution, delivery and performance of this Note will not result in any such violation or be in conflict with, or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, decree, order or writ or an event that results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization or approval applicable to the Company, its business or operations or any of its assets or properties. Without limiting the foregoing, the Company has obtained all waivers reasonably necessary with respect to any preemptive rights, rights of first refusal or similar rights, including any notice or offering periods provided for as part of any such rights, in order for the Company to consummate the transactions contemplated hereunder without any third party obtaining any rights to cause the Company to offer or issue any securities of the Company as a result of the consummation of the transactions contemplated hereunder.

G. No “Bad Actor” Disqualification. The Company has exercised reasonable care to determine whether any Company Covered Person (as defined below) is subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) through (viii), as modified by Rules 506(d)(2) and (d)(3), under the Act (“Disqualification Events”). To the Company’s knowledge, no Company Covered Person is subject to a Disqualification Event. The Company has complied, to the extent required, with any disclosure obligations under Rule 506(e) under the Act. For purposes of this Note, “Company Covered Persons” are those persons specified in Rule 506(d)(1) under the Act; provided, however, that Company Covered Persons do not include (a) Lender, or (b) any person or entity that is deemed to be an affiliated issuer of the Company solely as a result of the relationship between the Company and Lender.

H. Offering. The offer, issue, and sale of this Note and the Conversion Shares are and will be exempt from the registration and prospectus delivery requirements of the Act, and have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws.

I. Use of Proceeds. The Company shall use the proceeds of this Note solely for the operations of its business, and not for any personal, family or household purpose.

8.2 The Lender hereby represents and warrants to the Company as of the date the Note was issued as follows:

A. The information that Lender has furnished herein (including the Investor Certification) is correct and complete as of the date of this Note and was correct and complete on the date that the Company received the Principal Amount. The representations and warranties made by Lender may be fully relied upon by the Company and by any investigating party relying on them.

B. Lender, if an entity, is, and shall at all times while it holds the Note remain, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, having full power and authority to own its properties and to carry on its business as conducted.

C. Lender has the requisite power and authority to purchase this Note and perform its obligations set forth herein. Lender duly executed and delivered the Term Sheet and had the necessary authorization to deliver the Principal Amount, and has the necessary authorization to execute and deliver to the Company a copy of this Note and to perform its obligations herein and to consummate the transactions contemplated hereby.

D. At no time has it been expressly or implicitly represented, guaranteed or warranted to Lender by the Company or any other person that:

1. A percentage of profit and/or amount or type of gain or other consideration will be realized as a result of this investment; or

2. The past performance or experience on the part of the Company and/or its officers or directors in any way indicates the predictable or probable results of the ownership of the Note or the overall the Company venture.

E. Lender has received, carefully read and is familiar with the terms and provisions of the Term Sheet and this Note (together, the “Transaction Documents”). Lender received all information that it considers necessary or appropriate for deciding whether to purchase the Note. Lender and/or Lender’s advisors, who are not affiliated with and not compensated directly or indirectly by the Company, have such knowledge and experience in business and financial matters as will enable them to utilize the information which they have received in connection with the Company and its business to evaluate the merits and risks of an investment, to make an informed investment decision and to protect Lender’s own interests in connection with it investment in the Company.

F. Lender acknowledges that it signed the Term Sheet on or about February 21, 2020, that it delivered the Principal Amount to the Company on February 21, 2020 and that it hereby ratifies its purchase of the Note pursuant to the terms set forth in the Term Sheet and the Note.

G. Lender understands that the Note is a speculative investment, which involves a substantial degree of risk of loss of Lender’s entire investment in the Note, and Lender understands and is fully cognizant of the risk factors related to the purchase of the Note.

H. Lender understands that any forecasts or predictions as to the Company’s performance are based on estimates, assumptions and forecasts that the Company believes to be reasonable but that may prove to be materially incorrect, and no assurance is given that actual results will correspond with the results contemplated by the various forecasts.

I. Lender is able to bear the economic risk of this investment and, without limiting the generality of the foregoing, is able to hold this investment for an indefinite period of time. Lender has adequate means to provide for Lender’s current needs and personal contingencies and has a sufficient net worth to sustain the loss of Lender’s entire investment in the Note.

J. Lender has had an opportunity to ask questions of the Company or anyone acting on its behalf and to receive answers concerning the terms of this Note, as well as about the Company and its business generally, and to obtain any additional information that the Company possesses or can acquire without unreasonable effort or expense, that is necessary to verify the accuracy of the information contained in this Note. Further, all such questions have been answered to the full satisfaction of Lender.

K. Lender has completed and delivered to the Company an Investor Certification indicating that Lender is an “accredited investor” as that term is defined in Rule 501 under Regulation D promulgated under the Securities Act of 1933 (the “Act”).

L. Lender understands that no state or federal authority has scrutinized this Note, has made any finding or determination relating to the fairness for investment in the Note, or has recommended or endorsed the Note, and that the Note has not been registered or qualified under the Act or any state securities laws, in reliance upon exemptions from registration thereunder. Lender understands that the Note may not be resold, transferred, assigned or otherwise disposed of unless it is registered under the Act or an exemption from registration is available, and unless the proposed disposition is in compliance with the restrictions on transferability under federal and state securities laws and under this Agreement.

M. Lender understands that there are substantial restrictions on the transferability of the Note and that there is no public market for the Note, and none is expected to develop in the future. Consequently, Lender understands that it must bear the economic risk of this investment for an indefinite period of time, and that it may not be possible for Lender to liquidate readily any investment in the Note, if at all.

N. Lender is purchasing the Note without being furnished any offering literature, other than the Transaction Documents and such other related documents, agreements or instruments as may be attached to the foregoing documents as exhibits or supplements thereto, or as Lender has otherwise requested from the Company in writing, and without receiving any representations or warranties from the Company or its agents and representatives other than the representations and warranties contained in said documents, and is making this investment decision solely in reliance upon the information contained in said documents and upon any investigation made by Lender or Lender’s advisors.

O. Lender’s true and correct full legal name, address of residence (or, if an entity, principal place of business), phone number, electronic mail address, United States taxpayer identification number, if any, and other contact information are accurately provided on the signature page to this Note.

P. Lender is purchasing the Note solely for Lender’s own account, for investment purposes only, and not with a view toward or in connection with resale, distribution (other than to its shareholders or members, if any), subdivision or fractionalization thereof. Lender has no agreement or other arrangement, formal or informal, with any person or entity to sell, transfer or pledge any part of the Note, or which would guarantee Lender any profit, or insure against any loss with respect to the Note, and Lender has no plans to enter into any such agreement or arrangement.

Q. Lender represents and warrants that the execution and delivery of this Agreement, the consummation of the transactions contemplated thereby and hereby and the performance of the obligations thereunder and hereunder will not conflict with or result in any violation of or default under any provision of any other agreement or instrument to which Lender is a party or any license, permit, franchise, judgment, order, writ or decree, or any statute, rule or regulation, applicable to Lender.

R. Lender represents that no suit, action, claim, investigation or other proceeding is pending or, to the best of Lender’s knowledge, is threatened against Lender that questions the validity of the Note or any action taken or to be taken pursuant to the Note.

S. Lender confirms that Lender has been advised to consult with Lender’s independent attorney regarding legal matters concerning the Company and to consult with independent tax advisers regarding the tax consequences of investing through Company. Lender acknowledges that Lender understands that any anticipated United States federal or state income tax benefits may not be available and, further, may be adversely affected through adoption of new laws or regulations or amendments to existing laws or regulations. Lender acknowledges and agrees that the Company is providing no warranty or assurance regarding the ultimate availability of any tax benefits to Lender by reason of its purchase of the Note.

9. Default. Notwithstanding anything to the contrary set forth herein, the entire then-outstanding Loan Balance shall be immediately due and payable if: (i) the Company fails to pay any amount due pursuant to Section 2 above on or before the later of (x) thirty (30) days after the date when due, or (y) the tenth (10th) day after the Company’s receipt of written notice that amounts owing pursuant to Section 2 above are past due, (ii) the Company materially breaches any other covenant or agreement of the Company under this Note and fails to cure such breach within 30 days after the Company’s receipt of written notice from Lender of such breach, (iii) the Company makes any assignment for the benefit of its creditors under applicable state law; (iv) the Company is the subject of an involuntary petition for bankruptcy under any federal or state insolvency laws and such petition is not dismissed within ninety (90) days after the filing thereof; or (v) the Company voluntarily files a petition for bankruptcy under any federal or state insolvency law (each of the events or circumstances described in the foregoing clauses (i) through (v) being referred to herein as a “Default”). If a Default occurs, Lender may either: (a) waive such Default; or (b) (i) accelerate repayment of the then-outstanding Principal Amount of the Notes, in which case the then-outstanding Loan Balance shall be immediately due and payable (subject to Section 10 below), and (ii) pursue any other rights or remedies available to them under the UCC or other applicable law.

10. Rights and Remedies. In the event that one or more Events of Default shall have occurred and be continuing, Lender may at its option by written notice to the Company declare the then-outstanding Loan Balance on this Note to be immediately due and payable, and thereupon the same shall become so due and payable, without presentment, demand, protest or further notice, all of which are hereby waived by the Company. No course of dealing or delay on the part of Lender in exercising any right shall operate as a waiver thereof or otherwise prejudice the right of Lender. Subject as aforesaid, no remedy conferred hereby shall be exclusive of any other remedy referred to herein or now or hereafter available at law, in equity, by statute, other agreement or instrument, or otherwise.

11. Governing Law. This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

12. Lost Note. In the event of any loss of this Note by Lender, the Company shall execute a replacement promissory note in favor of Lender on the same terms and conditions of this Note upon the receipt by the Company of an affidavit of lost note, in form and substance reasonably satisfactory to the Company, duly executed and delivered by Lender.

13. Assignment. This Note may not be sold, offered for sale, pledged, hypothecated or otherwise encumbered, transferred or disposed of by Lender without the prior written consent of the Company. The Company shall not assign any or all of its obligations hereunder without the prior written consent of Lender.

14. Amendments. The Note may be amended or modified, and any term or provision thereof (including, without limitation, provisions relating to the Maturity Date) may be waived or departure therefrom consented or approved either generally or in a particular instance and either retroactively or prospectively, only upon the written consent of the Company and Lender.

15. Counterparts. This Note may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this Convertible Promissory Note to be issued as of the date first written above.

“CoMPANY”

ORACLE HEALTH, INC.

By:
Name:	Jaeson Bang
Title:	Chief Executive Officer

Address:

Email:

“LENDER”

[Lender Name]

By:
Name:
Its:

Address:

Email:

[Signature Page to Convertible Promissory Note]